Exhibit 3.1

Sixth Certificate of Amendment

of

Second Restated Certificate of Incorporation

of

RespireRx Pharmaceuticals Inc.

RespireRx Pharmaceuticals Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby adopts this Sixth Certificate of Amendment (this “Certificate of Amendment”), which amends its Second Restated Certificate of Incorporation (as amended by the Certificate of Designation filed March 14, 2014, the Certificate of Amendment filed April 17, 2014, the Second Certificate of Amendment filed December 16, 2015, the Third Certificate of Amendment filed September 1, 2016, the Fourth Certificate of Amendment filed April 30, 2020, the Certificate of Designation filed July 13, 2020 as amended on September 30, 2020, and the Fifth Certificate of Amendment filed November 24, 2020, the “Certificate of Incorporation”) as described below, and does hereby further certify that:

1.	The Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable the amendment to the Certificate of Incorporation described herein, and the Corporation’s stockholders duly adopted such amendment, all in accordance with the provisions of Section 242 of the DGCL.

2.	Article Fourth of the Certificate of Incorporation is hereby amended by:

(i) adding the following paragraph to succeed paragraph (A)(2) of such article and to precede current paragraph (A)(3) of such article:

(3) Effective as of 5:00 p.m. Eastern Standard Time on January 5, 2021 (the “Effective Time”), such date being the business day immediately following the date of the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, each ten (10) outstanding shares of the Corporation’s Common Stock shall automatically and without any action on the part of the respective holders thereof be exchanged and combined into one (1) share of Common Stock. No fractional shares shall be issued in connection with the exchange. Any fractional shares resulting from the reverse stock split will not be issued but will be paid out in cash (without interest or deduction) in an amount equal to the number of shares exchanged into such fractional share multiplied by the average closing trading price of our Common Stock on the OTC Pink Market for the five trading days immediately before the Effective Time.

(ii) changing the paragraph number at the beginning of current paragraph (A)(3) from “(3)” to “(4)”.

3.	All other provisions of the Certificate of Incorporation hereby remain in full force and effect.

By:
Name:	Jeff Margolis
Title:	Senior Vice President, Chief Financial Officer, Treasurer and Secretary